UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2014

CANCER GENETICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35817	04-3462475
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Route 17 North 2nd Floor, Rutherford, New Jersey 07070

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (201) 528-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

See Item 2.03 below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Renewal of Credit Agreement. On April 1, 2014 we entered into a credit agreement (the “Credit Agreement”) and re-negotiated the terms of our fully utilized line of credit (the “Line”) with Wells Fargo Bank. Under the terms of the Credit Agreement, the Line provides for maximum borrowings of $6 million which have been fully drawn as of April 1, 2014. The Line has been extended through April 1, 2016 at a rate of interest equal to LIBOR plus 1.75% (2.0% at April 1, 2014). The facility requires monthly interest payments. The pledge of all of our assets and intellectual property, as well as the guarantee by our largest shareholder, John Pappajohn, was released and instead we restricted $6.0 million in cash as collateral. Additionally, we are required to maintain limits on capital spending and are restricted as to the amount we may pledge as collateral for additional borrowings from any source. The Line requires the repayment of principal, and any unpaid interest, in a single payment due upon maturity.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated April 1, 2014.

10.2	Revolving Line of Credit Note, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated April 1, 2014.

10.3	Security Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated April 1, 2014.

10.4	Securities Account Control Agreement, between Cancer Genetics, Inc. and Wells Fargo Bank, N.A., dated April 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCER GENETICS, INC.

By:	/s/ Panna Sharma
	Name:	Panna Sharma
	Title:	Chief Executive Officer

Date: April 4, 2014